Exhibit 99.2

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, CA 94089

April 26, 2022

CFO Commentary on First Quarter 2022 Preliminary Financial Results

Related Information
The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ first quarter 2022 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company's performance in advance of the earnings call webcast.

Q1 2022 Preliminary Financial Results
GAAP

(in millions, except per share amounts and percentages)	Q1'22	Q4'21	Q1'21		Q/Q Change		Y/Y Change
Revenue	$1,168.2	$1,299.9	$1,074.4		(10)%		9%
Product	744.3	874.6	672.4		(15)%		11%
Service	423.9	425.3	402.0		—%		5%
Gross margin %	55.6%	57.7%	57.3%	(2.1)	pts	(1.7)	pts
Research and development	248.6	254.9	254.7		(2)%		(2)%
Sales and marketing	273.3	278.8	252.7		(2)%		8%
General and administrative	60.2	62.7	61.1		(4)%		(1)%
Restructuring charges	8.8	0.1	19.3		N/M		(54)%
Total operating expenses	$590.9	$596.5	$587.8		(1)%		1%
Operating margin %	5.0%	11.8%	2.6%	(6.8)	pts	2.4	pts
Net income (loss)	$55.7	$132.9	$(31.1)		(58)%		N/M
Diluted net income (loss) per share	$0.17	$0.40	$(0.10)		(58)%		N/M
______________________
N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q2'22 Guidance	Q1'22	Q4'21	Q1'21	Q/Q Change		Y/Y Change
Revenue	$1,255 +/- $50	$1,168.2	$1,299.9	$1,074.4	(10)%		9%
Product		744.3	874.6	672.4	(15)%		11%
Service		423.9	425.3	402.0	—%		5%
Gross margin %	58.0% +/- 1.0%	57.5%	59.5%	59.3%	(2.0)	pts	(1.8)	pts
Research and development		231.3	229.0	228.8	1%		1%
Sales and marketing		256.3	256.1	231.3	—%		11%
General and administrative		46.3	50.2	47.4	(8)%		(2)%
Total operating expenses	$535 +/- $5	$533.9	$535.3	$507.5	—%		5%
Operating margin %	~15.4% at the midpoint	11.8%	18.3%	12.1%	(6.5)	pts	(0.3)	pts
Net income		$101.6	$184.7	$98.5	(45)%		3%
Diluted net income per share	$0.45 +/- $0.05	$0.31	$0.56	$0.30	(45)%		3%

Q1 2022 Overview

We ended the first quarter of 2022 at $1,168 million in revenue, above the mid-point of our guidance, and up 9% year-over-year. Non-GAAP earnings per share was $0.31, in-line with our guidance, and an increase of 3% year-over-year.
Product orders remained strong with greater than 35% year-over-year growth during the first quarter, and we again saw double-digit order growth year-over-year across all verticals and customer solutions. Some of this order strength continues to be attributable to industry supply chain challenges resulting in customers placing orders ahead of their normal order rate to account for the extended lead time. After adjusting for these early orders for certain large customers, total product orders are estimated to have grown double digits year-over-year. Our backlog1 increased more than $300 million on a sequential basis.
From a customer solution perspective, we saw revenue growth in all areas on a year-over-year basis, Automated WAN Solutions revenue increased 1%. Cloud-Ready Data Center revenue increased 20% year-over-year, and AI-Driven Enterprise revenue increased 33% year-over-year.

Looking at our revenue by vertical, on a year-over-year basis, Enterprise grew 19% and represented our largest vertical for the first time in our history. Our Cloud business grew 13% year-over-year, our fourth consecutive quarter of double-digit growth. While Service Provider revenue declined 2% year-over-year due to the timing of shipments, orders increased double digits year-over-year.

Total Software and Related Services revenue was $228 million, which was an increase of 60% year-over-year. ARR2 grew approximately 30% year-over-year.
Total Security revenue was $161 million, down 1% year-over-year.
In reviewing our top 10 customers for the quarter, three were Cloud, six were Service Provider, and one was an Enterprise. Our top 10 customers accounted for 32% of our total revenue as compared to 31% in Q1'21. In the quarter, we had one Cloud customer that accounted for more than 10% of total revenue.
Non-GAAP gross margin was 57.5%, which was below the mid-point of our guidance primarily due to unfavorable product and customer mix partially offset by an increase in service margin. As expected, COVID-19 and other
1 Our product backlog consists of confirmed orders for products expected to be shipped to our distributors, resellers, or end-customers within the next twelve months.
2 ARR represents annual recurring revenue from renewable contracts with customers for software licenses, software support and maintenance, and SaaS expected to be recognized over an annual period of time. This metric includes the implied annualized billing value of contracts that are active as of the end of the periods presented. This metric excludes software licenses recognized as revenue at a point in time.

related supply costs continue to be elevated, and if not for these costs, we estimate that we would have posted non-GAAP gross margin of approximately 60%.
Non-GAAP operating expense increased 5% year-over-year and was essentially flat sequentially.

Non-GAAP operating margin was 11.8% for the quarter, which was in-line with our expectations.
Cash flow from operations was $193 million. We paid $68 million in dividends, reflecting a quarterly dividend of $0.21 per share, and repurchased $112 million worth of shares in the quarter.
Total cash, cash equivalents, and investments at the end of the first quarter of 2022 was $1.7 billion.

Revenue

Product and Service
•Product Revenue: $744 million, up 11% year-over-year and down 15% sequentially.
•Service Revenue: $424 million, up 5% year-over-year and flat sequentially. The year-over-year increase was primarily driven by strong sales of hardware maintenance and software subscriptions.

Customer Solution
•Automated WAN Solutions: $390 million, up 1% year-over-year and down 22% sequentially. The year-over-year increase was primarily driven by Cloud, partially offset by a decrease in Service Provider. The sequential decrease was primarily due to Service Provider, and to a lesser extent Cloud and Enterprise.

•Cloud-Ready Data Center: $189 million, up 20% year-over-year and up 9% sequentially. The year-over-year increase was primarily driven by Service Provider, and to a lesser extent, Cloud and Enterprise. The sequential increase was driven by Service Provider and Enterprise, partially offset by a decrease in Cloud.

•AI-Driven Enterprise: $214 million, up 33% year-over-year and down 12% sequentially. The year-over-year increase was primarily driven by Enterprise. The sequential decrease was primarily due to Enterprise, and to a lesser extent Cloud and Service Provider. Both our Mist and EX product families grew year-over-year.

•Hardware Maintenance and Professional Services: $375 million, up 1% year-over-year and down 3% sequentially.

Vertical
•Cloud: $307 million, up 13% year-over-year and down 8% sequentially. The year-over-year increase was primarily driven by Automated WAN Solutions and to a lesser extent, Cloud-Ready Data Center, partially offset by a slight decline in Hardware Maintenance and Professional Services and AI-Driven Enterprise. The sequential decrease was across all customer solutions.

•Service Provider: $428 million, down 2% year-over-year and down 16% sequentially. The year-over-year decrease was primarily due to Automated WAN Solutions, partially offset by an increase in Cloud-Ready Data Center. The sequential decrease was primarily due to Automated WAN Solutions, and to a lesser extent, Hardware Maintenance and Professional Services and AI-Driven Enterprise, partially offset by an increase in Cloud-Ready Data Center.

•Enterprise: $433 million, up 19% year-over-year and down 5% sequentially. All customer solutions were up year-over-year. The sequential decrease was primarily due to AI-Driven Enterprise, and to a lesser extent, Automated WAN Solutions, partially offset by increases in Cloud-Ready Data Center and Hardware Maintenance and Professional Services.

Geography
•Americas: $655 million, up 12% year-over-year and down 13% sequentially. Year-over-year, the increase was driven by Enterprise and Cloud, partially offset by a decrease in Service Provider. The sequential decrease was across all customer verticals.

•EMEA: $334 million, up 7% year-over-year and down 3% sequentially. Year-over-year, the increase was driven by Enterprise and Service Provider, partially offset by a decline in Cloud. The sequential decrease was primarily due to Service Provider, and to a lesser extent, Cloud, partially offset by an increase in Enterprise.

•APAC: $179 million, down 1% year-over-year and down 14% sequentially. Year-over-year, the decrease was primarily due to Service Provider, partially offset by increases in Enterprise and Cloud. All customer verticals were down on a sequential basis.

Additional Disclosures
•Software and Related Services: $228 million, up 60% year-over-year and down 6% sequentially. The year-over-year increase was driven by perpetual software licenses and software license subscriptions. The sequential decrease was due to a decline in perpetual software licenses.

•Total Security: $161 million, down 1% year-over-year and flat sequentially. Year-over-year, the decrease was due to product, partially offset by an increase in services.

Gross Margin
•GAAP gross margin: 55.6%, compared to 57.3% from the prior year and 57.7% from last quarter.

•Non-GAAP gross margin: 57.5%, compared to 59.3% from the prior year and 59.5% from last quarter.

•GAAP product gross margin: 49.1%, down 3.8 points from the prior year and down 5.3 points from last quarter.

•Non-GAAP product gross margin: 51.5%, down 3.9 points from the prior year and down 4.9 points from last quarter.

The year-over-year decrease in GAAP and Non-GAAP product gross margin was primarily due to elevated logistics and other supply chain costs due in part to the COVID-19 pandemic and unfavorable customer and product mix, partially offset by higher revenue.

On a sequential basis, the decrease in GAAP and Non-GAAP product gross margin was primarily due to unfavorable customer and product mix, and to a lesser extent, elevated logistics and other supply chain costs due in part to the COVID-19 pandemic and lower revenue.

•GAAP service gross margin: 66.9%, up 2.3 points from the prior year and up 2.3 points from last quarter.

•Non-GAAP service gross margin: 68.0%, up 2.1 points from the prior year and up 2.1 points from last quarter.

The year-over-year increase in service gross margin, on a GAAP and non-GAAP basis, was primarily driven by strong sales of hardware maintenance and software subscriptions and lower delivery costs. The sequential increase was driven by lower delivery costs.

Operating Expenses
•GAAP operating expenses: $591 million, an increase of $3 million year-over-year, and a decrease of $6 million sequentially.

The year-over-year increase in operating expenses was primarily due to higher headcount-related costs, partially offset by lower restructuring charges. The sequential decrease in operating expenses was primarily driven by lower variable compensation.

GAAP operating expenses were 50.6% of revenue, down 4.1 points year-over-year and up 4.7 points sequentially.

•Non-GAAP operating expenses: $534 million, an increase of $26 million year-over-year, and essentially flat sequentially.

Non-GAAP operating expenses were up 5% on a year-over-year basis primarily due to higher headcount-related costs.

Non-GAAP operating expenses were 45.7% of revenue, down 1.5 points year-over-year and up 4.5 points sequentially.

Operating Margin
•GAAP operating margin: 5.0%, an increase of 2.4 points year-over-year and a decrease of 6.8 points sequentially.

•Non-GAAP operating margin: 11.8%, a decrease of 0.3 points year-over-year and a decrease of 6.5 points sequentially.

Tax Rate
•GAAP tax rate: 21.9% benefit, compared to 17.7% provision in the prior year and 17.6% provision last quarter.

The year-over-year and quarter-over-quarter decrease in the effective tax rate, on a GAAP basis, was primarily due to the benefit of one-time items in the comparative periods, including benefits from tax legislative changes, assets held for sale and excess tax benefits associated with stock-based compensation in the current quarter.

•Non-GAAP tax rate: 20.4%, compared to 19.5% in the prior year and 19.5% last quarter.

The year-over-year and quarter-over-quarter increase in effective tax rate, on a non-GAAP basis, was due to changes in the geographic mix of earnings.

Diluted Earnings (Loss) Per Share
•GAAP diluted earnings (loss) per share: $0.17, an increase of $0.27 year-over-year and a decrease of $0.23 sequentially.

The year-over-year increase in EPS on a GAAP basis, was primarily driven by the cash premium paid in Q1 2021 in relation to the debt refinancing and higher revenue, partially offset by lower gross margin.

Sequentially, the decrease in GAAP EPS was primarily due to lower revenue, lower gross margin and the Q4 2021 gains on private equity investments, partially offset by a decrease in tax rate,

•Non-GAAP diluted earnings per share: $0.31, an increase of $0.01 year-over-year and a decrease of $0.25 sequentially.

The year-over-year increase in EPS on a non-GAAP basis was primarily driven by higher revenue, partially offset by higher operating expenses and lower gross margin.

Sequentially, the decrease in non-GAAP EPS was due to lower revenue and gross margin.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding ("DSO"), and headcount)	Q1'22	Q4'21	Q3'21	Q2'21	Q1'21
Cash(1)	$1,668.9	$1,693.5	$1,835.8	$1,815.4	$1,764.6
Debt(2)	1,648.4	1,686.8	1,692.0	1,694.4	1,685.2
Net cash(3)	20.5	6.7	143.8	121.1	79.4
Operating cash flow	193.1	116.0	136.7	257.2	179.8
Capital expenditures	25.0	30.5	28.4	21.4	19.7
Depreciation and amortization	54.7	56.3	56.7	58.9	58.6
Share repurchases	112.2	148.3	50.0	110.0	125.0
Dividends	$67.5	$64.2	$65.0	$64.7	$65.2
Diluted shares	331.1	332.2	331.1	330.4	332.7
DSO	65	69	59	59	64
Headcount	10,385	10,191	10,093	9,898	9,884
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset/liability.
(3) Net cash includes cash, cash equivalents, and short and long-term investments, net of debt.

Cash Flow
•Cash flow from operations: $193 million, up $13 million year-over-year and up $77 million sequentially.

The year-over-year increase was primarily driven by higher customer collections, partially offset by higher supplier payments. The sequential increase was primarily due to higher collections and lower supplier payments, partially offset by higher payments related to variable compensation.

Beginning January 1, 2022, as a result of the Tax Cuts and Jobs Act of 2017 ("Tax Act"), all our U.S. and non-U.S. based R&D expenditures are being capitalized for tax purposes. This will result in a significant increase in cash taxes paid in 2022, and absent a change in legislation, this will negatively impact cash flow from operations starting in Q2 and on a full-year basis.

Days Sales Outstanding (DSO)
•DSO: 65 days, a 4-day decrease from prior quarter, driven by lower overall invoicing in-line with normal seasonality, partially offset by lower revenue.

Capital Return
•In the quarter, we paid a dividend of $0.21 per share for a total of $68 million.
•In the quarter, we repurchased $112 million worth of shares.

Demand Metrics
•Total deferred revenue was $1,467 million, up $135 million year-over-year and up $53 million sequentially.

•Deferred revenue from customer solutions3 was $470 million, up $137 million year-over-year and up $27 million sequentially.
The year-over-year increase was mainly driven by an increase in SaaS and software license subscriptions and to a lesser extent, perpetual software maintenance. The sequential increase was primarily driven by an increase in deferrals of SaaS and software license subscriptions.
•Deferred revenue from hardware maintenance and professional services was $997 million, down $2 million year-over-year and up $26 million sequentially.
The year-over-year decrease and sequential increase were primarily driven by the timing of contract renewals.

Deferred Revenue

(in millions)	March 31, 2022	December 31, 2021	March 31, 2021
Deferred product revenue, net	$110.8	$129.1	$106.4
Deferred service revenue, net	1,355.8	1,284.5	1,225.3
Total	$1,466.6	$1,413.6	$1,331.7

Deferred revenue from customer solutions	$469.5	$442.1	$332.5
Deferred revenue from hardware maintenance and professional services	997.1	971.5	999.2
Total	$1,466.6	$1,413.6	$1,331.7

Headcount
•Ending headcount for Q1'22 was 10,385, an increase of 501 employees year-over-year and an increase of 194 employees sequentially. The year-over-year and sequential increase was primarily a result of additional hires in our go-to-market and R&D organizations.

Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.
There is a worldwide shortage of semiconductors and other components impacting many industries, caused in part by the COVID-19 pandemic. Similar to others, we are experiencing ongoing supply chain challenges, which have resulted in extended lead times, as well as elevated logistics and component costs. We continue to work to resolve supply chain challenges and have increased inventory levels and purchase commitments. We are working closely with our suppliers to further enhance our resiliency and mitigate the effects of disruptions outside of our control. We believe that even with these actions, extended lead times and elevated costs will likely persist for at least the remainder of the year. While the situation is dynamic, at this point in time we believe we will have access to sufficient supplies of semiconductors and other components to meet our financial forecast.
3 Includes deferred revenue from hardware solutions, software licenses, software support and maintenance and SaaS offerings sold in our Automated WAN Solutions, Cloud-Ready Data Center, and AI-Driven Enterprise customer solution categories.

Q2 2022
Our guidance for the quarter ending June 30, 2022 is as follows:
•Revenue will be approximately $1,255 million, plus or minus $50 million.
•Non-GAAP gross margin will be approximately 58.0%, plus or minus 1.0%.
•Non-GAAP operating expenses will be approximately $535 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 15.4% at the mid-point of revenue guidance.
•Non-GAAP other income and expense (OI&E) will be near Q1'22 levels.
•Non-GAAP tax rate will be approximately 20.0%.
•Non-GAAP net income per share will be approximately $0.45, plus or minus $0.05. This assumes a share count of approximately 330 million.

Full-Year 2022
Given the strong order momentum and current backlog, we continue to expect 7-9% revenue growth for the year. This assumes the current supply chain environment remains constrained throughout the year, similar to current levels, and does not further deteriorate.

We expect revenue to grow sequentially through the remainder of the year. We expect supply chain constraints to be particularly tight during the second quarter and remain challenged throughout the year. We also anticipate backlog to remain at elevated levels through the course of the year.
While non-GAAP gross margin can be difficult to predict due to the uncertain macroeconomic environment, we expect to see sequential improvement through the year. However, given our current view of freight costs and other pressures on supply chain costs, we now expect full year non-GAAP gross margin to be below the mid-point of the 58-60% range.

We remain committed to disciplined expense management and plan to target full-year non-GAAP operating margin expansion of at least 100 basis points versus 2021. That said, we will continue to invest to take advantage of market opportunities, and non-GAAP operating expense is expected to be up on a full-year basis, consistent with the guidance we provided during our Q4 2021 earnings announcement.

Our non-GAAP tax rate on worldwide earnings is expected to be 20.0% plus or minus 1%.

Our non-GAAP EPS is expected to grow faster than revenue on a full-year basis.

Capital Return
Our Board of Directors has declared a cash dividend of $0.21 per share to be paid on June 22, 2022 to stockholders of record as of the close of business on June 1, 2022. We remain committed to paying our dividend and remain opportunistic with respect to share buybacks.

Forward-Looking Statements
Statements in this CFO Commentary and related conference call concerning Juniper Networks' business, economic and market outlook, including currency exchange rates; our financial guidance and the expected continuing impact of the ongoing COVID-19 pandemic, including manufacturing and supply constraints, and the consummation and integration of, and financial impact resulting from any acquisitions and divestitures on our guidance; our expectations regarding our liquidity, capital return program, supply constraints and access to sufficient supplies of semiconductors and other components; deal, customer and product mix; costs; backlog; share buybacks; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent and continuing impact of the ongoing COVID-19 pandemic; general economic and political conditions globally or regionally, including any impact due to armed conflicts (such as the recent conflict between Russia and Ukraine as well as governmental sanctions imposed in response); inflationary pressures; business and economic conditions in the networking industry; changes in overall technology spending by our customers, including Cloud providers, Service Providers and Enterprises; the network capacity and security requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; continuing manufacturing and supply chain challenges and logistics costs, constraints, changes or disruptions; availability and pricing of key product components, such as semiconductors; delays in scheduled product availability; our customers canceling orders that are included in the calculation of backlog, which they may do without significant penalty; adoption of or changes to laws, regulations, standards or policies affecting Juniper Networks' operations, products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of new tax regulations, including the potential for corporate tax increases and changes to global tax laws; legal settlements and resolutions, including with respect to enforcing our proprietary rights; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs and changes thereto; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the ongoing COVID-19 pandemic and any worsening of the global business and economic environment as a result of the pandemic. We cannot at this time predict the extent of the continuing impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to the tax rate on our business are based on current tax law and regulations, including current interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document. We have not filed our Form 10-Q for the quarter ended March 31, 2022. As a result, all financial results described in this CFO Commentary should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition, divestiture, and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further changes to tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the period. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically varied and may continue to vary significantly from quarter to quarter.

Non-GAAP Financial Measures
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; and diluted earnings per share. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of changes to tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding U.S. generally accepted accounting principles or GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading.

Juniper Networks, Inc.
Preliminary Supplemental Data
(in millions, except percentages)
(unaudited)

Deferred Revenue

	As of
	March 31, 2022	December 31, 2021
Deferred product revenue	$110.8	$129.1
Deferred service revenue	1,355.8	1,284.5
Total	$1,466.6	$1,413.6

Deferred revenue from customer solutions	$469.5	$442.1
Deferred revenue from hardware maintenance and professional services	997.1	971.5
Total	$1,466.6	$1,413.6

Reported as:
Current	$967.0	$937.9
Long-term	499.6	475.7
Total	$1,466.6	$1,413.6

Customer Solution: Revenue Trend

	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22	Q/Q Change		Y/Y Change
Customer Solutions:
Automated WAN Solutions	$386.4	$396.1	$384.5	$498.0	$390.7	$(107.3)	(21.5)%	$4.3	1.1%
Cloud-Ready Data Center	157.4	201.9	194.7	173.1	188.8	15.7	9.1%	31.4	19.9%
AI-Driven Enterprise	161.2	195.1	229.8	244.3	214.0	(30.3)	(12.4)%	52.8	32.8%
Hardware Maintenance and Professional Services	369.4	379.2	379.8	384.5	374.7	(9.8)	(2.5)%	5.3	1.4%
Total revenue	$1,074.4	$1,172.3	$1,188.8	$1,299.9	$1,168.2	$(131.7)	(10.1)%	$93.8	8.7%

Additional Disclosures: Software and Security Products and Services: Revenue Trend

	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22	Q/Q Change		Y/Y Change
Software and Related Services	$142.9	$172.5	$204.0	$241.5	$228.1	$(13.4)	(5.5)%	$85.2	59.6%
Total Security	$163.0	$171.7	$160.4	$161.7	$161.0	$(0.7)	(0.4)%	$(2.0)	(1.2)%

Vertical Reporting: Revenue Trend

	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22	Q/Q Change		Y/Y Change
Cloud	$270.7	$320.6	$303.3	$333.4	$307.0	$(26.4)	(7.9)%	$36.3	13.4%
Service Provider	438.2	443.7	445.8	511.4	428.0	(83.4)	(16.3)%	(10.2)	(2.3)%
Enterprise	365.5	408.0	439.7	455.1	433.2	(21.9)	(4.8)%	67.7	18.5%
Total revenue	$1,074.4	$1,172.3	$1,188.8	$1,299.9	$1,168.2	$(131.7)	(10.1)%	$93.8	8.7%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
GAAP gross margin - Product	$365.8	$475.5	$355.9
GAAP product gross margin % of product revenue	49.1%	54.4%	52.9%
Share-based compensation expense	1.4	1.5	1.3
Share-based payroll tax expense	0.2	—	0.2
Amortization of purchased intangible assets	15.7	16.1	15.3
Gain (loss) on non-qualified deferred compensation plan ("NQDC")	(0.1)	0.1	—
Non-GAAP gross margin - Product	$383.0	$493.2	$372.7
Non-GAAP product gross margin % of product revenue	51.5%	56.4%	55.4%

GAAP gross margin - Service	$283.6	$274.9	$259.7
GAAP service gross margin % of service revenue	66.9%	64.6%	64.6%
Share-based compensation expense	4.5	5.1	4.5
Share-based payroll tax expense	0.5	—	0.6
Gain (loss) on NQDC	(0.3)	0.2	0.1
Non-GAAP gross margin - Service	$288.3	$280.2	$264.9
Non-GAAP service gross margin % of service revenue	68.0%	65.9%	65.9%

GAAP gross margin	$649.4	$750.4	$615.6
GAAP gross margin % of revenue	55.6%	57.7%	57.3%
Share-based compensation expense	5.9	6.6	5.8
Share-based payroll tax expense	0.7	—	0.8
Amortization of purchased intangible assets	15.7	16.1	15.3
Gain (loss) on NQDC	(0.4)	0.3	0.1
Non-GAAP gross margin	$671.3	$773.4	$637.6
Non-GAAP gross margin % of revenue	57.5%	59.5%	59.3%

GAAP research and development expense	$248.6	$254.9	$254.7
Share-based compensation expense	(16.6)	(25.1)	(24.2)
Share-based payroll tax expense	(1.6)	(0.2)	(1.4)
Loss (gain) on NQDC	0.9	(0.6)	(0.3)
Non-GAAP research and development expense	$231.3	$229.0	$228.8

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
GAAP sales and marketing expense	$273.3	$278.8	$252.7
Share-based compensation expense	(12.5)	(18.1)	(16.5)
Share-based payroll tax expense	(1.2)	(0.2)	(1.0)
Amortization of purchased intangible assets	(4.0)	(4.0)	(3.7)
Loss (gain) on NQDC	0.7	(0.4)	(0.2)
Non-GAAP sales and marketing expense	$256.3	$256.1	$231.3

GAAP general and administrative expense	$60.2	$62.7	$61.1
Share-based compensation expense	(10.2)	(9.9)	(11.0)
Share-based payroll tax expense	(0.2)	—	(0.2)
Amortization of purchased intangible assets	—	—	(0.1)
Acquisition related charges	(1.7)	(2.5)	(2.3)
Loss (gain) on NQDC	0.2	(0.1)	(0.1)
Others	(2.0)	—	—
Non-GAAP general and administrative expense	$46.3	$50.2	$47.4

GAAP operating expenses	$590.9	$596.5	$587.8
GAAP operating expenses % of revenue	50.6%	45.9%	54.7%
Share-based compensation expense	(39.3)	(53.1)	(51.7)
Share-based payroll tax expense	(3.0)	(0.4)	(2.6)
Amortization of purchased intangible assets	(4.0)	(4.0)	(3.8)
Restructuring charges	(8.8)	(0.1)	(19.3)
Acquisition related charges	(1.7)	(2.5)	(2.3)
Loss (gain) on NQDC	1.8	(1.1)	(0.6)
Others	(2.0)	—	—
Non-GAAP operating expenses	$533.9	$535.3	$507.5
Non-GAAP operating expenses % of revenue	45.7%	41.2%	47.2%

GAAP operating income	$58.5	$153.9	$27.8
GAAP operating margin	5.0%	11.8%	2.6%
Share-based compensation expense	45.2	59.7	57.5
Share-based payroll tax expense	3.7	0.4	3.4
Amortization of purchased intangible assets	19.7	20.1	19.1
Restructuring charges	8.8	0.1	19.3
Acquisition related charges	1.7	2.5	2.3
Gain (loss) on NQDC	(2.2)	1.4	0.7
Others	2.0	—	—
Non-GAAP operating income	$137.4	$238.1	$130.1
Non-GAAP operating margin	11.8%	18.3%	12.1%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
GAAP other (expense) income, net	$(12.9)	$7.4	$(5.0)
GAAP other (expense) income, net % of revenue	(1.1)%	0.6%	(0.5)%
Loss (gain) on equity investments	0.9	(14.6)	(2.1)
Loss (gain) on NQDC	2.2	(1.4)	(0.7)
Non-GAAP other expense, net	$(9.8)	$(8.6)	$(7.8)
Non-GAAP other expense, net % of revenue	(0.8)%	(0.7)%	(0.7)%

GAAP income tax (benefit) provision	$(10.1)	$28.4	$(6.7)
GAAP income tax rate	(21.9)%	17.6%	17.7%
Income tax effect of Assets Held for Sale and tax legislation	12.9	—	—
Income tax effect of non-GAAP exclusions	23.2	16.4	30.5
Non-GAAP provision for income tax	$26.0	$44.8	$23.8
Non-GAAP income tax rate	20.4%	19.5%	19.5%

GAAP net income (loss)	$55.7	$132.9	$(31.1)
Share-based compensation expense	45.2	59.7	57.5
Share-based payroll tax expense	3.7	0.4	3.4
Amortization of purchased intangible assets	19.7	20.1	19.1
Restructuring charges	8.8	0.1	19.3
Acquisition related charges	1.7	2.5	2.3
Loss (gain) on equity investments	0.9	(14.6)	(2.1)
Loss on extinguishment of debt	—	—	60.6
Income tax effect of Assets Held for Sale and tax legislation	(12.9)	—	—
Income tax effect of non-GAAP exclusions	(23.2)	(16.4)	(30.5)
Others	$2.0	$—	$—
Non-GAAP net income	$101.6	$184.7	$98.5

GAAP diluted net income (loss) per share	$0.17	$0.40	$(0.10)
Non-GAAP diluted net income per share	$0.31	$0.56	$0.30
Shares used in computing GAAP diluted net income (loss) per share	331.1	332.2	326.3
Shares used in computing Non-GAAP diluted net income per share	331.1	332.2	332.7